Exhibit 15.1

Independent Registered Public Accounting Firm’s Acknowledgment Letter

The Shareholders and Board of Directors

State Street Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-_____) of State Street Corporation of our reports dated May 4, 2017, August 4, 2017 and November 1, 2017 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the Securities and Exchange Commission.

Under Rule 436(c) of the 1933 Act, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 2, 2017